Exhibit 99.1

FOR IMMEDIATE RELEASE:

Medallion bank Announces PRICING OF series g preferred stock offering

New York, NY – May 16, 2025 – Medallion Bank (Nasdaq: MBKNP), an FDIC-insured bank providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech strategic partners, announced today that it has priced a public offering of 3,000,000 shares of its Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series G, par value $1.00 per share, with a liquidation amount of $25 per share (the “Series G Preferred Stock”) and an aggregate liquidation amount of $75 million.

Dividends will accrue on the liquidation amount of $25 per share of the Series G Preferred Stock at a fixed rate per annum equal to (i) 9.00% from the original issue date of the Series G Preferred Stock to, but excluding, July 1, 2030, and (ii) from and including July 1, 2030, at a rate equal to the five-year U.S. Treasury rate plus 4.94% per annum. Dividends will be payable in arrears on January 1, April 1, July 1 and October 1 of each year, commencing October 1, 2025. In each case, dividends will be paid only when, as and if declared by the board of directors of Medallion Bank (or a duly authorized committee of the board) and to the extent Medallion Bank has legally available funds to pay dividends.

Medallion Bank’s Series G Preferred Stock is expected to trade on the Nasdaq Capital Market under the ticker symbol “MBNKO.” The underwriters have also been granted a 30-day option to purchase up to an additional 450,000 shares of the Series G Preferred Stock solely to cover over-allotments, if any. Medallion Bank will remain a wholly owned subsidiary of Medallion Financial upon completion of the offering.

Medallion Bank intends to use the net proceeds from this offering for general corporate purposes, which may include, among other things, increasing Medallion Bank’s capital levels, growing its consumer loan portfolios or redeeming some or all of its outstanding Series F Non-Cumulative Perpetual Preferred Stock (the “Series F Preferred Stock”), subject to the prior approval of the Federal Deposit Insurance Corporation. The offering is expected to close on May 22, 2025, subject to customary closing conditions.

Piper Sandler & Co. and Lucid Capital Markets, LLC are acting as joint book-running managers. A.G.P./Alliance Global Partners, B. Riley Securities, Inc., InspereX LLC, Ladenburg Thalmann & Co. Inc., Muriel Siebert & Co., LLC, Wedbush Securities Inc., and William Blair & Company, L.L.C. are acting as lead managers.

The offering of the Medallion Bank’s Series G Preferred Stock is exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 3(a)(2) of that Act and will be made only by means of an offering circular. This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction. The securities are neither insured nor approved by the Federal Deposit Insurance Corporation or any other Federal or state regulatory body.

The preliminary offering circular relating to the offering is available at medallionbankoffering.com. In addition, copies of the preliminary offering circular may also be obtained from: Piper Sandler & Co.; Attn: Debt Capital Markets, 1 Greenwich Plaza, 1st Floor, Suite 111, Greenwich, CT 06830, or by email at fsg-dcm@psc.com.

About Medallion Bank

Medallion Bank specializes in providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech strategic partners. The Bank works directly with thousands of dealers, contractors and financial service providers serving their customers throughout the United States. Medallion Bank is a Utah-chartered, FDIC-insured industrial bank headquartered in Salt Lake City and is a wholly owned subsidiary of Medallion Financial Corp.

This press release contains “forward-looking statements”, which reflect Medallion Bank’s current views with respect to future events and which address matters that are, by their nature, inherently uncertain and beyond Medallion Bank’s control. These statements are often, but not always, made through the use of words or phrases such as “expect” and “intend” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to the offering of shares of the Series G Preferred Stock, the anticipated use of the net proceeds by Medallion Bank and the grant to the underwriters of an option to purchase additional shares of the Series G Preferred Stock. No assurance can be given that the transaction discussed above will be completed on the terms described, or at all, or that Medallion Bank will decide to redeem its Series F Preferred Stock or, if it does, the amount to be redeemed and the timing of redemption and required regulatory approval. Completion of the offering on the terms described, including the grant of the option to the underwriters, and the application of net proceeds, are subject to numerous conditions, many of which are beyond the control of Medallion Bank. Medallion Bank undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. For a description of certain risks to which Medallion Bank is or may be subject, please refer to the factors discussed under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” in Medallion Bank’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

This press release does not constitute a notice of redemption with respect to the Series F Preferred Stock. If Medallion Bank decides to redeem the Series F Preferred Stock, it intends to announce its decision by press release and an appropriate notice of redemption during the applicable notice window.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com